EXHIBIT 4.2

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITY UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

ORAGENICS, INC.

PROMISSORY NOTE

$2,400,000	May 10, 2017

FOR VALUE RECEIVED, the undersigned, Oragenics, Inc., a Florida corporation, with an address of 4902 Eisenhower Blvd., Suite 125, Tampa, FL 33634 (together with its successors and permitted assigns, the “Borrower”), hereby promises to pay to the order of Intrexon Corporation, a Virginia corporation (together with its successors and assigns, the “Lender”), at 1750 Kraft Drive, Suite 1400, Blacksburg, VA 24060, or at such other place as may be designated from time to time in writing by the Lender, in lawful money of the United States of America, without setoff, the principal sum of $2,400,000, or such lesser amount as may be advanced and remain outstanding from time to time, together with simple interest thereon at the rate provided below, all in accordance with the following terms and provisions:

1. Definitions. Capitalized terms used in this Promissory Note (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note”) but not defined herein shall have the meanings ascribed thereto in that certain Promissory Note Purchase Agreement by and among the Borrower and the Lender, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The following terms, unless the context otherwise requires, have the following meanings:

(a)	“Act” has the meaning set forth in the legend to this Note.

(b)	“Borrower” has the meaning set forth in the preamble to this Note.

(c)	“Event of Default” has the meaning set forth in Section 14 of this Note.

(d) “Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases and (vii) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (vi) above) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or its non-recourse to the credit of that Person.

(e)	“Lender” has the meaning set forth in the preamble to this Note.

(f)	“Loan” has the meaning set forth in Section 3 of this Note.

(g)	“Maturity Date” shall mean two (2) years from the date of execution of the Purchase Agreement, or such later date as may be agreed by the Lender with the Lender’s prior written consent.

(h)	“Note” has the meaning set forth in Section 1 of this Note.

(i)	“Purchase Agreement” has the meaning set forth in Section 1 of this Note.

2. Purchase Agreement. This Note is executed and delivered by the Borrower pursuant to the terms and conditions of the Purchase Agreement and is subject to the terms and conditions of the Purchase Agreement.

3. Loans. Upon the terms and subject to the conditions of this Note and the Purchase Agreement, the Lender agrees to make a loan (the “Loan”) to the Borrower on the Closing Date, in the amount of $2,400,000.

4. Use of Proceeds. The Borrower hereby agrees that the Loan made by the Lender to the Borrower hereunder shall be used to fund Borrower’s AG013 research and clinical trials.

5. Interest Rate. The unpaid principal balance of this Note outstanding from time to time shall bear interest at a simple rate of twelve percent (12%) per annum. Interest shall be calculated on the basis of actual number of days elapsed over a year of three hundred sixty (360) days.

6. Principal Payments. If not sooner paid, the entire unpaid principal balance of this Note and all unpaid accrued interest thereon shall be due and payable on the Maturity Date.

7. Prepayment. This Note may be prepaid in whole or in part (along with any accrued interest), without penalty or premium, at any time at the election of the Borrower.

8. Application of Payments. Payments made by the Borrower pursuant to the terms of this Note shall be applied as follows: first, to any unpaid accrued collection costs and expenses; second, to any unpaid accrued interest; and third, to the principal balance of this Note.

9. Assignment. Subject to the restrictions on transfer described in Section 11 of this Note, the rights and obligations of the Borrower and the Lender shall be binding upon and inure to the benefit of the permitted successors, assigns, heirs, administrators and transferees of the parties hereto.

10. Amendment. Any provision of this Note may be amended or modified with the prior written consent of both the Lender and the Borrower.

11. Transfer of this Note. Subject to applicable securities laws, the Lender may assign this Note or any of its rights hereunder; provided that, for the avoidance of doubt, the Lender may not assign this Note or any of its rights hereunder to any Person that is not an Affiliate of the Lender without the prior written consent of the Borrower. With respect to any such transfer of this Note, the Lender will give written notice to the Borrower prior thereto, describing briefly the manner thereof, together with a written opinion of such Lender’s counsel, in a form reasonably satisfactory to the Borrower, to the effect that such offer, sales or other distribution may be effected without registration or qualification under any federal or state law then in effect. Promptly upon receiving such written notice and opinion of counsel, the Borrower, as promptly as practicable but in no event later than five (5) Business Days after receipt of such notice and opinion, shall notify the Lender that the Lender may sell or otherwise dispose of this Note in accordance with the terms of the notice delivered to the Borrower, subject to any additional applicable restrictions, including without limitation restrictions set forth in any Transaction Document. If a determination has been made pursuant to this Section 11 that the opinion of counsel for the Lender is not reasonably satisfactory to the Borrower, the Borrower shall so notify the Lender promptly after such determination has been made. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Borrower such legend is not required, in order to ensure compliance with the registration or qualification requirement of any federal or state law then in effect.

12. Stockholder Status. The Lender or its Affiliates currently own certain equity interests of the Borrower. Nothing contained in this Note shall be construed as conferring upon the Lender any additional rights to vote or to receive dividends or to consent or to receive notice as a director in respect of any meeting of directors for the election of directors of the Borrower or of any other matter, or any rights whatsoever as a stockholder of the Borrower.

13. Negative Covenants. So long as there remains any outstanding and unpaid principal or interest under this Note, the Borrower hereby agrees to abide by the restrictions and negative covenants set forth in this Section 13, unless the Borrower first obtains the written consent of Lender to permit the Borrower to take the action that would otherwise result in a breach of this Section 13.

(a) Borrower Financing. The Borrower shall not raise capital through the issuance of debt, or any instruments convertible into or exchangeable for debt, unless, in connection with and contemporaneous with the closing of such financing, the Borrower shall repay this Note in full.

(b) Liens. The Borrower shall not (i) create, incur, assume or suffer to exist any Lien upon any of the property or assets of the Borrower, or (ii) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim against it in excess of $100,000 that, if unpaid, would by law or upon bankruptcy or insolvency, or otherwise, be entitled to any priority whatsoever over the Lender other than trade credit incurred in the ordinary course of business; provided, however, that the Borrower may incur Liens (a) in favor of the Lender or any other Lender under any Note in compliance with the terms hereof, (b) imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of business, (c) for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which the Borrower maintains adequate reserves on its books, (d) arising in connection with leases or subleases of real property granted in the ordinary course of business, and licenses or sublicenses of property granted in the ordinary course of the Borrower’s business, (e) arising from judgments, decrees or attachments in circumstances not constituting an Event of Default hereunder or under the other Transaction Documents, (f) in favor of financial institutions arising in connection with the Borrower’s deposit and/or securities accounts held at such institutions, and (g) in connection with purchase money Indebtedness for equipment and capitalized leases of equipment, provided that such security interests only attach to the equipment the purchase of which was financed by such purchase money Indebtedness or which is the subject of such capitalized leases and the proceeds thereof.

(c) Dissolution, Sale of Assets. The Borrower shall not dissolve, reorganize, liquidate, or sell any of the assets of the Borrower to any Person or enter into any merger or consolidation with any Person except (i) dispositions of assets or property of the Borrower of $100,000 or less, individually or collectively, (ii) sales or leases of the Borrower’s products in the ordinary course of business, (iii) grants of non-exclusive licenses of Intellectual Property in the ordinary course of business, and (iv) dispositions in the ordinary course of business.

(d) Obligations Under this Note. The Borrower shall not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Lender hereunder.

14. Default and Remedies. If any of the events specified in this Section 14 shall occur (herein individually referred to as an “Event of Default”), the Lender may, so long as such condition exists (after giving effect to any applicable cure period set forth below), declare the entire outstanding principal balance and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Borrower.

(a) Default in the payment of the principal or unpaid accrued interest on this Note when due and payable if such default is not cured by the Borrower within fifteen (15) Business Days after the Borrower receives written notice of such default.

(b) A material default in the observance or performance of any other covenant or agreement contained in this Note or the Purchase Agreement, which default continues for a period of fifteen (15) Business Days after the Borrower receives written notice specifying the default.

(c) The (i) failure to pay (x) any trade credit of the Borrower incurred in the ordinary course of business that has an outstanding principal balance in excess of $100,000 on or before the date that is [45/60/90] days after the due date thereof or (y) any other Indebtedness of the Borrower when due (after giving effect to any applicable grace periods and any extensions thereof) or at its final maturity, or (ii) the acceleration of any Indebtedness of the Borrower (which acceleration is not rescinded, annulled or otherwise cured within fifteen (15) Business Days after receipt by the Borrower of notice of any such acceleration); provided, however, that this clause (c) shall not apply to any trade credit or any other Indebtedness of Borrower owed to Lender.

(d) The institution by the Borrower of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under Title 11 of the United States Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Borrower, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, which action is not dismissed within sixty (60) days of the commencement thereof.

(e) If, within sixty (60) days after the commencement of an action against the Borrower (and service of process in connection therewith on the Borrower) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Borrower or all orders or proceedings thereunder affecting the operations or the business of the Borrower stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Borrower of any trustee, receiver or liquidator of the Borrower or of all or any substantial part of the properties of the Borrower, such appointment shall not have been vacated.

(f) The decision by the Board of Directors of the Borrower to cease or substantially cease its operations or wind up the affairs of the Borrower.

(g) The occurrence of an event of default or material breach, as applicable, under any of the Transaction Documents if such default or breach is not cured by the Borrower within fifteen (15) Business Days after the Borrower receives written notice of such default.

15. Allocation of Costs. If this Note is not paid in accordance with its terms, the Borrower shall pay to the Lender, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys’ fees, court costs and other costs for the enforcement of payment of this Note.

16. Waiver. No waiver of any obligation of the Borrower under this Note shall be effective unless it is in a writing signed by the Lender. A waiver by the Lender of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time. The Borrower hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, except as expressly provided for herein or in any other Transaction Document, and hereby consents to any delays, extensions of time, renewals or waivers that may be granted or consented to by the Lender hereof with respect to the time of payment or any other provision hereof.

17. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, electronic mail, courier service or personal delivery to the addresses listed in the Purchase Agreement. All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service, five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and upon receipt if sent via facsimile or electronic mail.

18. Governing Law. This Note is delivered in and shall be enforceable in accordance with the laws of the State of Delaware (other than its conflict of laws principles) and shall be construed in accordance therewith, and shall have the effect of a sealed instrument.

19. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

20. No Personal Liability. Neither the officers, the directors or the shareholders of the Borrower nor any Person executing this Note on behalf of the Borrower shall be liable personally or be subject to any personal liability or accountability with respect to the obligations of this Note or the Purchase Agreement by reason of the issuance hereof.

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IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

ORAGENICS, INC.

By:	/s/ Alan Joslyn
Name:	Alan Joslyn
Title:	Chief Executive Officer

[Signature Page to Promissory Note]